                                                                  Exhibit 12 (a)




               The Seagram Company Ltd. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)

                                                                                                        Five-Month       Fiscal Year
                                                                Fiscal Years Ended June 30,             Transition          Ended
                                                   --------------------------------------------------  Period Ended      January 31,
                                                      2000        1999         1998          1997      June 30, 1996        1996
                                                   ---------  -----------  -------------  -----------  --------------  -------------
Income (loss) from continuing operations,
     before tax                                     $   190    $   (579)     $    1,611     $    726     $       (6)     $     240
Add (deduct):
     Dividends from equity companies                     74          92              56          107             46             65
     Fixed charges                                      804         656             406          376            173            414
     Interest capitalized, net of amortization            -           -              (2)          (2)            (4)            (2)
                                                   ---------  -----------  -------------  -----------  --------------  -------------
Earnings available for fixed charges                $ 1,068    $    169      $    2,071     $  1,207     $      209      $     717
                                                   =========  ===========  =============  ===========  ==============  =============

Fixed charges:
     Interest expense                               $   745    $    592      $      357     $    326     $      151      $     378
     Portion of rent expense deemed to
       represent interest factor                         59          64              49           50             22             36
                                                   ---------  -----------  -------------  -----------  --------------  -------------
Fixed charges                                       $   804    $    656      $      406     $    376     $      173      $     414
                                                   =========  ===========  =============  ===========  ==============  =============

Ratio of earnings to fixed charges                     1.33        (a)             5.10         3.21           1.21           1.73
                                                   =========  ===========  =============  ===========  ==============  =============

(a) Fixed charges exceeded earnings by $487 million for the year ended June 30, 1999.